PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                               1ST UNITED BANCORP
                           --------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):


[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:
        ........................................................................
        2)     Aggregate number of securities to which transaction applies:
        ........................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
               determined):.....................................................

        4)     Proposed maximum aggregate value of transaction:
        ........................................................................
        5)     Total fee paid:

        ........................................................................
[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid:

        ..................................................
        2)     Form, Schedule or Registration Statement No.:

        ..................................................
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        ..................................................
        4)     Date Filed:

        ..................................................

                           NOTICE OF ANNUAL MEETING

                              1ST UNITED BANCORP
                            980 N. FEDERAL HIGHWAY
                           BOCA RATON, FLORIDA 33432

To Shareholders of 1st United Bancorp:

     The Annual Meeting of Shareholders of 1st United Bancorp ("Bancorp" or "Company") will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, 33486 on April 29, 1997, at 2:00 P.M. (Florida time) for the following purposes:

     1. To elect twenty-five directors to serve until the 1998 Annual Meeting, and until their successors are elected and qualified.

     2. To ratify and approve Bancorp's 1997 Key Employees' Stock Option Plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 1997 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of such shareholders shall be open to the examination of any shareholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal offices of Bancorp, 980 N. Federal Highway, Boca Raton, Florida 33432. Each share of Bancorp's Common Stock, $.01 par value ("Bancorp Common Stock"), will entitle the holder thereof to one vote on all matters which may properly come before the meeting.

     SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE.

                                        By Order of the Board of Directors


                                        John Marino
                                        Corporate Secretary

                                        April 3, 1997

                                PROXY STATEMENT
                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting (the "Meeting") of Shareholders of Bancorp, to be held on April 29, 1997 at the time and place, and for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement will be mailed to shareholders on or about April 3, 1997. The consolidated balance sheet, statements of income, shareholders equity and cash flows and other financial statements are contained in Bancorp's Annual Report for 1996, which has been mailed to shareholders of record as of March 15, 1997. Bancorp's principal executive offices are located at 980 N. Federal Highway, Boca Raton, Florida 33432, Tel. (561) 392-4000.

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of Bancorp, and is revocable at any time prior to its use at the Meeting.

     Bancorp will bear the costs of solicitation. In addition to solicitation by mail, Bancorp will request banks, brokers, and other custodians, nominees and fiduciaries to supply proxy materials to the beneficial owners of Bancorp Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, certain directors, officers, and other employees of Bancorp, not specifically employed for that purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record at the close of business on March 15, 1997 are entitled to vote at the Meeting. On that date, Bancorp had outstanding 8,435,804 shares of Bancorp Common Stock. Shareholders are entitled to one vote per share for each share of Bancorp Common Stock.

     When proxies are returned to the Board of Directors properly signed and dated, the shares represented thereby will be voted in accordance with that shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. A shareholder who submits a proxy on the accompanying form may revoke it at any time before it has been voted at the Meeting by filing with the Secretary of Bancorp, 980 N. Federal Highway, Boca Raton, Florida 33432, an instrument revoking it or a duly executed proxy bearing a later date. Although a shareholder may have submitted a proxy, such shareholder may nevertheless attend the Meeting, revoke the proxy by notifying the Secretary of Bancorp in writing and vote in person.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board of Directors is currently comprised of 23 members. The prescribed term for each director is one year. All current members of Bancorp's Board of Directors, except for Mr. Frank Zappala, are standing for reelection for a term of one year and until their successors shall have been duly elected and qualified. For personal reasons Mr. Zappala has decided not to stand for reelection. Subject to the consummation of the acquisition of Island National Bank and Trust Company ("Island"), three additional individuals have been nominated. These individuals are Mssrs. Edward L. Bronstien, Jr., Paul L. Maddock, Jr., and G. Robert Sheetz all former directors of Island. The nomination's of Mssrs. Bronstien, Maddock and Sheetz will be withdrawn if the Island acquisition has not been consummated by the annual shareholders meeting on April 29, 1997. It is intended that the persons named in the enclosed form of proxy will vote for the elections of the persons named below (hereinafter called "nominees") who have been nominated by the Executive Committee of the Board.

     Each nominee has consented to be named in the Proxy Statement and to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees listed will not be available to serve, but if any nominee should be or becomes unable or unwilling to serve, the shares represented by the proxies received by the Company will be voted for the election of some other person as director, as the Executive Committee shall recommend.

     Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees named in the following pages. A plurality of votes cast at the Meeting, in person or by proxy, is required to elect each director.

     Set forth below is information regarding such directors, ages and principal occupations or employment and business experience during the last five years:

NAME, PRINCIPAL OCCUPATION
DURING THE PAST FIVE YEARS,
DIRECTORSHIPS OF OTHER                                             DIRECTOR
PUBLICLY-OWNED COMPANIES                                  AGE      SINCE
------------------------------------------------------   ------   ----------
A.L. Andreozzi(1)                                         55        1987
Private Investor
President, Hearing Plus, Inc.,
hearing aid company (1995)

James B. Baer(2) (6)                                      65        1987
Chairman, Baer's Furniture Company, Inc.,
retail furniture

James D. Beaty(2)(3) (6)                                  60        1992
Private Investor
President, J.D. Beaty & Associates, Inc.,
accounting firm (1996 and prior)

Roger G. Bond(1)                                          60        1992
President, Cypress Insurance Group, Inc.,
insurance agency

Anthony Comparato(1)(3)(4)(6)                             74        1987
Chairman, 1st United Bancorp & 1st United Bank;
Chairman, Compson Development Corp.,
commercial real estate developer

Robert Comparato*(1)                                      47        1987
President, Compson Development Corp.,
commercial real estate developer

J. Herman Dance(1)(6)                                     60        1987
President, Gold Coast Title Co.

Ronald A. David, Esq.(2)(3)                               46        1992
President, Law firm of David & French, P.A.

Thomas L. Delaney(1)(4)(5)                                65        1992
Managing Director, Harbourside Assoc., Inc.,
a real estate development company;
Director, First Commonwealth Financial Corp. (NYSE)

David B. Dickenson, Esq.(1)                               54        1987
Attorney and President,
Dickenson, Murdoch, Rex & Sloan, Chartered, Attorneys

Mario A. DiFederico(2)                                    75        1995
Retired

Thomas J. Hanford(1)                                      58        1992
Vice President, Waste Magic Recyclers, Inc., 1995;
Director, First Commonwealth Financial Corp. (NYSE)

NAME, PRINCIPAL OCCUPATION
DURING THE PAST FIVE YEARS,
DIRECTORSHIPS OF OTHER                                                       DIRECTOR
PUBLICLY-OWNED COMPANIES                                            AGE      SINCE
----------------------------------------------------------------   ------   ----------
Herman M. Jeffer(5)                                                 71        1995
Senior law partner, Jeffer, Cioffi & Rice, Fl.;
Senior law partner, Jeffer, Hopkinson, Vogel, Coomber
& Peiffer, New Jersey

Maxwell C. King                                                     69        1996
President, Brevard Community College

Harvey S. Klein(5)                                                  65        1992
President and CEO,
JA-VA, Inc., a real estate development company, (1954-Present);

Billie H. McCutchen(2)                                              61        1987
Senior Vice President, Acordia of South Florida,
a national insurance broker (1995-Present)
CEO and President, Hogg Robinson of Florida, Inc.,
a national insurance broker (1987-1994)

Warren S. Orlando(1)(3)(4)                                          54        1987
CEO and President, 1st United Bancorp and 1st United Bank

Lindsey R. Perry, Sr.(1)(3)                                         68        1987
Retired

Edward A. Sasso(1)                                                  45        1994
President and General Manager, Sasso Air Conditioning, Inc.

Harold Toppel(4)                                                    72        1987
President, Toppel Partners, Inc.,
a company with investments in real estate, equities and bonds;
Director, The Sports Authority (NYSE),
a retailer of sporting goods

Dean Vegosen, Esq.(1)                                               54        1994
Attorney
Lewis, Vegosen & Rosenbach, P.A.

Donald Vinik(1)(3)(4)                                               69        1987
Personal Investor

DIRECTORS ADDED SUBJECT TO ISLAND ACQUISITION:

Edward L. Bronstien, Jr.                                            69        N/A
President, Rybovich Spencer Group
(a yacht construction, sales and service business),
Director H. B. Fuller Company
(a specialty chemical products company).

Paul L. Maddock, Jr.                                                47        N/A
Co trustee and manager, The Residual Trust
U/W Paul L. Maddock (a diversified real estate
and securities trust);
President of Palamad Development Co., Inc.
(a real estate development company)
and President of M.M.O. (a real estate construction company).

G. Robert Sheetz                                                    62        N/A
Private Investor, President of Sheetz, Inc.
(a convenience store chain).

----------------
 *  Robert Comparato is the son of Anthony Comparato

(1) Member of Finance Committee

(2) Member of Audit Committee

(3) Member of Asset/Liability Management/Investment Committee

(4) Member of Executive Committee

(5) Member of Compensation Committee

(6) Member of CRA Committee

Messrs. Sasso, Dance and Hanford attended less than 75% of the meetings of the combined Board and committees in which they were required to attend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL 2
                       APPROVAL OF 1ST UNITED BANCORP'S
                    1997 KEY EMPLOYEES' STOCK OPTION PLAN

     On March 25, 1997, the Board of Directors adopted the 1st United Bancorp 1997 Key Employees' Stock Option Plan (the "1997 Plan"), subject to shareholder approval at the Meeting. The full text of the 1997 Plan is attached as Exhibit A to this Proxy Statement. The following summary of the major provisions of the 1997 Plan is qualified, in its entirety, by reference to the 1997 Plan as set forth in Exhibit A. Capitalized terms not otherwise defined herein shall have the meaning set forth in the 1997 Plan.

PURPOSE AND ADMINISTRATION

     Pursuant to the 1997 Plan, key employees of the Company who have been selected as Participants are eligible to receive awards of options to purchase shares of Common Stock. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the authority, subject to the provisions of the 1997 Plan, to establish, adopt or revise such rules and regulations and to make all such determinations relating to the 1997 Plan as it may deem necessary or advisable for the administration of the 1997 Plan. Subject to the provisions of the 1997 Plan, the Committee has sole discretionary authority to interpret the 1997 Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award. The term of the 1997 Plan is ten years from the effective date, after which no further securities may be granted thereunder. The Company has limited the aggregate number of shares of stock available under the 1997 Plan to 600,000.

     Options granted under the 1997 Plan may be incentive stock options ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). The exercise price of the options is determined by the Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value of the Stock on the date of grant and a minimum price in the case of NQSOs of the par value of the Stock. In the discretion of the Committee, the option exercise price may be paid in cash or in shares of Stock or other property having a Fair Market Value on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.


     The 1997 Plan provides for a three year vesting period for ISO's or NQSO's granted. The 1997 Plan also provides that in the event of a Change in Control, any ISOs or NQSOs granted to a Participant shall become immediately exercisable with respect to 100 percent of the shares subject to such Options.

The exercise of ISOs following a Change in Control will be subject to a $100,000 limitation on the exercise of ISOs under the 1997 Plan or any other plan of the Company in any one year.

     The 1997 Plan may be terminated by the Board of Directors and without shareholder approval and the Board of Directors may, with the express written consent of an individual participant, cancel or reduce or otherwise alter the outstanding Awards thereunder if in its judgment the tax, accounting, or other effects of the 1997 Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate the 1997 Plan in whole on in part; provided, however, that without further shareholder approval, the Board shall not (i) increase the maximum number of shares of Common Stock which may be issued on exercise of options; (ii) change the maximum Option Price; (iii) extend the maximum term of the options; (iv) extend the termination date of the 1997 Plan; or (v) change the class of persons eligible to receive awards under the 1997 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of participation in the 1997 Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular Participant. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign consequences.

     The following does not purport to be a complete description of the federal income tax aspects of the ISOs or NQSOs granted under the 1997 Plan, and each Participant in the 1997 Plan should consult his or her own tax advisor. The 1997 Plan is not a qualified plan within the meaning of Section 401(a) of the Code.

     INCENTIVE STOCK OPTIONS. Under Section 422 of the Code, an employee of the Company or any subsidiary will not recognize any taxable income at the time of the grant of an ISO under the 1997 Plan. Similarly, Participants will not recognize any taxable income on the exercise of an ISO granted under the 1997 Plan if the Option Price is paid in cash or Stock of the same class (common or preferred) as that being purchased. If the Committee authorizes, and a Participant elects, to pay the Option Price with appreciated property other than Stock, the Participant would recognize taxable income to the extent the Fair Market Value of such property exceeds the Participant's basis in such appreciated property. The amount by which the Fair Market Value of Stock acquired upon exercise of an ISO exceeds the Option Price will constitute an item of adjustment for purposes of computing alternative minimum taxable income.


     The tax treatment of the disposition of Stock acquired by exercise of an ISO depends upon whether the Participant disposes of such Stock within the statutory holding period for ISO stock. The holding period for ISO stock is the later of two years from the date of the grant of the ISO or one year from the exercise of such option. If a Participant disposes of ISO stock after the close of the statutory holding period, he or she will recognize capital gain income equal to the difference between the amount received on such disposition and his or her basis in the transferred Stock.

     A Participant's basis in Stock acquired by exercise of any ISO is generally equal to the Option Price. If, however, the Participant paid for ISO stock with Stock which the Participant already owned, the number of shares of Stock received in the exercise of any ISO equal to the number of shares of Stock used to pay the Option Price will have a basis equal to the Participant's basis in the Stock used to pay the Option Price. The remaining shares of Stock received by the Participant will have a basis equal to the sum of the gain, if any, recognized on the exercise of an ISO and the cash paid on the exercise.

     If a Participant disposes of Stock acquired by exercise of an ISO within the statutory holding period, a so-called "Disqualifying Disposition," the Participant will recognize ordinary income equal to the difference between the Option Price and the Fair Market Value of the Stock as of the date an ISO was exercised. Ordinary income recognized on a Disqualifying Disposition is added to a Participant's basis in the Stock and amounts realized on the disposition in excess of such sum will be recognized as capital gain income.

     The Company will be entitled to a deduction for compensation with respect to an ISO only if and when a Participant recognizes ordinary income from a Disqualifying Disposition.

     NONQUALIFIED STOCK OPTIONS. The grant of an NQSO will have no immediate tax consequences to the Company or the Participant. Stock received on the exercise of an NQSO which is either transferable or not subject to a substantial risk of forfeiture will cause the Participant to recognize ordinary income at the time of exercise equal to the excess, if any, of the Fair Market Value of the Stock at the time of exercise (determined without regard to any restriction other than a restriction that by its terms will never lapse) over the Option Price for such Stock. The holding period of Stock received on the exercise of NQSO will commence as of the date of exercise. Except as provided below, it is not contemplated that the Company will issue or deliver Stock that is nontransferable or subject to a substantial risk of forfeiture.

     Where ordinary income is recognized by a Participant in connection with Stock received on the exercise of an NQSO, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant. The Company's deduction may be limited or entirely disallowed if the Participant's total compensation received from the Company, including any ordinary income recognized in connection with the exercise of NQSOs, exceeds $1,000,000 in the year such options are exercised. The Company will be entitled to the deduction in the taxable year that includes the last day of the Participant's taxable year in which he or she recognizes such income. The Company is entitled to the deduction only if and to the extent the Company withholds tax from the Participant's award corresponding to the ordinary income recognized by the Participant upon exercise of an NQSO. The Committee may permit a Participant to elect to have a portion of the Stock deliverable upon exercise of an option withheld to provide for payment of such withholding tax. Otherwise, withholding taxes will be payable in cash at the time of exercise.

     If a sale of Stock received on the exercise of an NQSO could subject a Participant to liability under Section 16(b) of the Exchange Act, such Participant's rights in the Stock are treated as subject to a substantial risk of forfeiture and as nontransferable for the period of time during which the sale of such Company stock at a profit would subject the Participant to suit under Section 16(b) of the Exchange Act. Since the grant and award of options under the Plan are made under a Rule 16b-3 plan and each grant of an NQSO under the Plan will be approved by the Company's Board of Directors, such grant of an NQSO will be deemed to be a transaction exempt from Section 16(b) of the Exchange Act and stock awarded upon exercise of the option may be sold by the Participant without liability under such Section 16(b) unless the Participant makes a purchase of Company stock within six months before or after the date of such sale. The Internal Revenue Service has informally opined that a Participant who has not purchased Company stock within six months of the exercise of an NQSO will not be considered to be subject to liability under the Exchange Act for federal income tax purposes and shall recognize ordinary income at the time of exercise equal to the excess of the fair market value of the Company stock at the time of exercises over the Option Price for such Company stock. If a Participant has purchased Company stock within six months of exercising an NQSO, the Participant could be subject to liability under Section 16(b) of the Exchange Act if the Company stock awarded upon exercise of the option were sold within six months before or after the prior purchase of Company stock. If a Participant exercises an NQSO within six months before or after the date of the prior purchase of Company stock on the open market, then the Participant would recognize ordinary income on the six-month anniversary of such prior purchase in an amount equal to the difference between the Option Price and the Fair Market Value of the option stock on the six-month grant date anniversary. Participants may, however, elect to recognize income immediately upon exercise of an NQSO without regard to the six-month Section 16(b) period, by filing an appropriate election with the Internal Revenue Service within 30 days following the exercise of the NQSO. If a Participant elects to recognize income without regard to the
Section 16(b) period, his or her ordinary income would be an amount equal to the excess of the Fair Market Value of the Company stock on the exercise date over the Option Price.

     A Participant's basis in Stock acquired by exercise of an NQSO is generally equal to the Option Price. If, however, the Participant paid the Option Price with Stock which the Participant already owned, a number of shares of Stock received in the excise of the NQSO equal to the number of shares of Stock used to pay the Option Price will have a basis equal to the Participant's basis in the Stock used to pay the Option Price. The remaining shares of Stock received by the Participant will have a basis equal to the sum of the gain, if any, recognized on the exercise of the NQSO and the cash paid on the exercise.

     As of January 31, 1997, the Company has granted options under the 1997 Plan to purchase in the aggregate 250,000 shares of Common Stock. The following table provides certain information with respect to all the options granted pursuant to the 1997 Plan specifying the amount awarded:

                               NEW PLAN BENEFITS
                     1997 KEY EMPLOYEES' STOCK OPTION PLAN

                                               NUMBER OF SHARES
GROUP                                        UNDERLYING OPTIONS(1)
------------------------------------------   -----------------------
Warren S. Orlando ........................               87,500(2)
John Marino ..............................               52,000(3)
Ward Kellogg   ...........................               37,000(4)
Walter Mortimer   ........................               23,500(5)
Dana Kilborne  ...........................               21,000(6)
All current executive officers
 as a group (7 persons) ..................              250,000(7)
All current non-executive officer
 directors as a group (21 persons)  ......                    0
All non-executive officer
 employees as a group   ..................                    0

----------------
(1) All options granted under the 1997 Plan in this table were effective as of January 1, 1997, subject to shareholder approval of the 1997 Plan at the Meeting.

(2) Consists of (i) options to purchase 52,500 shares under the 1997 Plan, subject to shareholder approval of the 1997 Plan, and (ii) options to purchase 35,000 shares under the 1997 Plan which were received in exchange for the cancellation of 35,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

(3) Consists of (i) options to purchase 30,000 shares under the 1997 Plan, subject to shareholder approval of the 1997 Plan, and (ii) options to purchase 22,000 shares under the 1997 Plan which were received in exchange for the cancellation of 22,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

(4) Consists of (i) options to purchase 23,000 shares under the 1997 Plan, subject to shareholder approval of the 1997 Plan, and (ii) options to purchase 14,000 shares under the 1997 Plan which were received in exchange for the cancellation of 14,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

(5) Consists of (i) options to purchase 13,500 shares under the 1997 Plan, subject to shareholder approval of the 1997 Plan, and (ii) options to purchase 10,000 shares under the 1997 Plan which were received in exchange for the cancellation of 10,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

(6) Consists of (i) options to purchase 14,000 shares under the 1997 Plan, subject to shareholder approval of the 1997 Plan, and (ii) options to purchase 7,000 shares under the 1997 Plan which were received in exchange for the cancellation of 7,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

(7) Consists of (i) options to purchase 221,000 shares held by the persons listed in the table above and (ii) options to purchase 29,000 shares held by other executive officers not listed in the table above, of which options to purchase 12,000 shares under the 1997 Plan were received in exchange for the cancellation of 12,000 performance units granted under the Incentive Plan, subject to shareholder approval of the 1997 Plan.

     Of the options set forth in the table above, options to purchase in the aggregate 100,000 shares of Common Stock were issued in exchange for the cancellation of grants of performance units under the Incentive Plan. The holders of such performance units have agreed, subject to shareholder approval of the 1997 Plan, to relinquish any and all such performance units in exchange for such options. All options have an exercise price that represents the Fair Market Value of the Common Stock as of the date of grant of the option. For the foreseeable future, the Company does not anticipate that it will issue any additional performance units pursuant to the Incentive Plan.

     As of January 31, 1997, the only director or director nominee who has received options under the 1997 Plan is Warren S. Orlando. Other than the seven executive officers of the Company, no other person has received options under the 1997 Plan as of January 31, 1997.

     Shares of Common Stock represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of adopting the 1997 Plan. The 1997 Plan must be approved by a majority of the votes represented in person or by written proxy and voted at the Meeting. For purposes of Proposal 2, abstentions shall have the same effect as a vote against such proposal, while broker non-votes shall not be counted.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE COMPANY'S 1997 KEY EMPLOYEES' STOCK OPTION
PLAN AS SET FORTH IN EXHIBIT A ATTACHED HERETO.

                         BANCORP'S EXECUTIVE OFFICERS

     The following table sets forth the name and age of each executive officer of Bancorp and its wholly owned subsidiary, 1st United Bank ("1st
United"), all positions and offices each holds with Bancorp and 1st United and their business experience for the past five years:

                                             OFFICER
NAMES/OFFICES HELD                            SINCE          AGE               PRIOR EXPERIENCE
---------------------------------------   ---------------   ------   ---------------------------------------
Warren S. Orlando,                            1987,          54       President & CEO of 1st United &
President & Chief Executive                inception of               Bancorp since 1987
Officer of 1st United & Bancorp            1st United

John Marino                                   1992           33       Audit Staff & Manager for Ernst &
Executive Vice President and Chief                                    Young, CPA's (1985-1992)
Financial Officer of 1st United,
Treasurer of Bancorp

Ward Kellogg                                  1987,          38       Senior Vice President of 1st United
Executive Vice President and               inception of
Chief Credit Officer of 1st United         1st United

Walter F. Mortimer                          January,         51       President of Banyan Bank, Boca
Executive Vice President and Chief            1996                    Raton, Florida (1989-1996)
Operating Officer of 1st United

Dana Kilborne                                 1991           34       Vice President of 1st United (1991-
First Senior Vice President                                           1994) Sr. Loan Officer of Bank of
Asset Development of 1st United                                       South Palm Beaches (1990-1992)

June Owens                                    1987           48       Senior Vice President of 1st United
First Senior Vice President of 1st
United and Branch Administrator
Brevard County

Todd Wenzel                                   1994           34       Vice President/Cashier Century Bank
First Senior Vice President and Chief                                 (1992-1994); Vice President and Chief
Information Officer of 1st United                                     Financial Officer, 1st United Bank
                                                                      (1990-1992)

                            COMMITTEES OF THE BOARD

     The Bancorp and 1st United Boards meet monthly as a group (met 11 times in 1996) and have the following standing committees: Executive, Finance, Audit, Compensation, CRA, and Asset/Liability Management/Investment ("ALCO").

     The Executive Committee is empowered to act on behalf of the Boards between meetings of the Boards of Directors. The Executive Committee also functions as the nominating committee of Bancorp and 1st United. The Executive Committee met 12 times in 1996.

     The Finance Committee reviews loan applications and is authorized to approve loan requests consistent with the guidelines established by 1st United's Board of Directors. The Finance Committee met in person or by telephone conference 23 times in 1996.

     The Audit Committee reviews the records and affairs of Bancorp and 1st United to determine their financial condition, oversees the adequacy of the systems of internal control and monitors 1st United's adherence in accounting, regulatory compliance, and financial reporting to generally accepted accounting principles. The Audit Committee met 5 times in 1996.

     The Compensation Committee oversees the wage and benefit programs of 1st United and Bancorp, and establishes executive salaries, subject to ratification by the full Bancorp Board of Directors. The Compensation Committee met 5 times in 1996.

     The CRA Committee oversees 1st United's compliance with the Community Reinvestment Act. The CRA Committee met 4 times in 1996.

     The ALCO reviews, analyzes and makes recommendations relating to the mix, pricing and maturities of 1st United's assets and liabilities in order to provide for an optimum and stable net interest margin, maximum return on assets and equity, and adequate liquidity. The ALCO met 12 times in 1996.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     On January 31, 1997, the following persons owned of record, or were known by Bancorp to own beneficially, more than five percent of Bancorp Common Stock:

NAME AND ADDRESS           AMOUNT AND NATURE OF      PERCENT
OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP      OF CLASS
-----------------------   -----------------------   ----------
Anthony Comparato                   755,514(1)        8.96%
324 Coconut Palm
Boca Raton, Fl. 33432

----------------
(1) Includes 230,257 shares of Bancorp Common Stock owned by Edith Comparato, his wife, of which Mr. Comparato disclaims beneficial ownership.

                         SECURITY OWNERSHIP-MANAGEMENT

     The following identifies the names and addresses of directors and executive officers and their beneficial ownership of shares of Bancorp Common Stock as of January 31, 1997:


                                   AMOUNT AND NATURE OF        PERCENT
NAME AND ADDRESS                  BENEFICIAL OWNERSHIP(1)      OF CLASS
-------------------------------   --------------------------   ----------
A. L. Andreozzi                                     69,860          .83%
Hearing Plus, Inc.
209 S.E. First Avenue
Boca Raton, Fl. 33432

James B. Baer                                       13,829          .16%
Baer's Furniture, Inc.
Boca Raton, Fl. 33432

James D. Beaty                                      52,865(5)(10)   .63%
J.D. Beaty & Associates
1640 NW Boca Raton Blvd.
Boca Raton, Fl. 33432

Roger G. Bond                                       27,002          .32%(9)
Cypress Insurance Group, Inc.
5800 N. Andrews
Ft. Lauderdale, Fl. 33309

Anthony Comparato                                  755,514(3)      8.96%
Compson Development Company
980 N. Federal Highway
Boca Raton, Fl. 33432

Robert Comparato                                    73,000(11)(12)  .87%
Compson Development Company
980 N. Federal Highway
Boca Raton, Fl. 33432

J. Herman Dance                                     44,810          .53%
Gold Coast Title
75 SE Third Street
Boca Raton, Fl. 33432

Ronald A. David, Esq.                               60,072(5)       .71%
David & French, P.A.
2600 N. Military Trail #125
Boca Raton, Fl. 33431

Thomas L. Delaney                                   66,756(5)(6)    .79%
Harborside Associates, Inc.
1225 U.S. Highway 1 Ste. 200
Juno Beach, Fl. 33408

David B. Dickenson, Esq.                            49,871          .59%
Dickenson, Murdoch
Rex & Sloan, P.A.
980 N. Federal Highway
Boca Raton, Fl. 33432


                                    AMOUNT AND NATURE OF        PERCENT
NAME AND ADDRESS                   BENEFICIAL OWNERSHIP(1)      OF CLASS
--------------------------------   --------------------------   ----------
Mario A. DiFederico                                11,392            .14%
Retired, Private Investor
8199 Golfhouse Drive
Hobe Sound, Fl. 33455

Thomas J. Hanford                                  74,569(5)(8)      .88%
Private Investor
4301 N. Ocean Blvd. #1603A
Boca Raton, Fl. 33431

Herman Jeffer                                      51,155(11)        .61%
501 Harting Drive
Wickoff, N.J. 07481

Ward Kellogg                                       27,900(2)         .33%
1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

Dana Kilborne                                      18,000(2)         .21%
1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

Maxwell C. King                                    30,990            .37%
1384 Walton Heath Court
Rockledge, Fl. 32955

Harvey S. Klein                                    52,247(5)         .62%
9 Angelfish Cay Drive
Key Largo, Fl. 33037

John Marino                                        61,000(7)         .72%
1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

Billie H. McCutchen                                29,871            .35%
Acordia of South Florida, Inc.
2900 N. Military Trail,
Suite 100
Boca Raton, Fl. 33427

Warren S. Orlando                                 333,431(4)        3.87%
1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

June Owens                                         21,000(2)         .25%
1st United Bank
101 N. Plumosa Street
Merritt Island, Fl. 32953


                                          AMOUNT AND NATURE OF        PERCENT
NAME AND ADDRESS                         BENEFICIAL OWNERSHIP(1)      OF CLASS
--------------------------------------   --------------------------   ----------
Lindsey R. Perry                                          70,358           .83%
Retired
c/o 1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

Edward A. Sasso                                           53,350           .63%
Sasso Air Conditioning, Inc.
2223 2nd Avenue North
Lake Worth, Fl. 33461

Harold Toppel                                            152,208          1.80%
Toppel Partners
7900 Glades Road
Boca Raton, Fl. 33432

Dean Vegosen                                              48,810           .58%
Lewis, Vegosen & Rosenbach, P.A.
P.O. Box 4388
West Palm Beach, Fl. 33402-4388

Donald Vinik                                             212,606          2.52%
Personal Investor
1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

Todd Wenzel                                               18,000(2)        .21%
1st United Bank
6801 Lake Worth Rd.
Lake Worth, Fl. 33467

Frank J. Zappala, Jr.                                     27,921           .33%
Retired
c/o 1st United Bank
980 N. Federal Highway
Boca Raton, Fl. 33432

All directors and executive officers
 as a group (28 persons)                               2,508,387(1-11)   28.65%

----------------

 (1) Based upon information furnished by beneficial owners as of January 31, 1997. Includes direct and indirect ownership, and unless otherwise indicated, also includes sole and shared voting and investment power with respect to reported holdings.

 (2) Represents options to purchase Bancorp Common Stock at prices between $3.33 and $8.00.

 (3) Includes 230,257 shares of Bancorp Common Stock owned by Edith Comparato, his wife, of which Mr. Anthony Comparato disclaims beneficial ownership.

 (4) Includes options to purchase 174,128 shares of Bancorp Common Stock, 25,228 of which are exercisable at a price of $3.33 and expire in 2001. The balance of 148,900 options are exercisable at $3.70 and expire in 2001. These options were granted pursuant to Mr. Orlando's employment agreement.

 (5) Includes 105,383 shares owned by Mizner Square, Inc. Messrs. Delaney, Hanford, David, Klein, Bond and Beaty are each 1/7 owners of Mizner Square, Inc.

 (6) Includes 16,835 shares owned by his four adult children.

 (7) Includes 60,000 options to purchase Bancorp Common Stock at prices between $3.36 and $8.00.

 (8) Includes 21,819 shares owned by DuBois Investment Co., in which Mr. Hanford is a 50% partner and Mr. Hanford disclaims beneficial ownership of these shares.

 (9) Includes 472 shares owned by Mr. Bond as custodian for his two children.

(10) Includes 6,004 shares owned by his wife's Individual Retirement Account, and Mr. Beaty disclaims beneficial ownership of these shares.

(11) Includes 6,133 owned by his wife.

(12) Robert Comparato is the son of Anthony Comparato, Chairman of the Board of Directors.

     Subject to the closing of the acquisition of Island, the following nominees approximate ownership of Bancorp on a proforma basis will be as follows:


                              AMOUNT AND NATURE OF         PERCENT
NAME AND ADDRESS             BENEFICIAL OWNERSHIP(1)       OF CLASS
--------------------------   --------------------------   ----------
Edward L. Bronstien, Jr.                      3,150(1)(2)  .03%(1)
c/o 1st United Bank
980 N. Federal Hwy
Boca Raton, FL 33432

Paul L. Maddock, Jr.                         43,950(1)(3)  .45%(1)
c/o 1st United Bank
980 N. Federal Hwy
Boca Raton, FL 33432

G. Robert Sheetz                             80,850(1)     .83%(1)
c/o 1st United Bank
980 N. Federal Hwy
Boca Raton, FL 33432

----------------

(1) Assumes the issuance of 1,365,000 shares of Bancorp common stock upon the acquisition of Island. Represents approximately 2.15 shares of Bancorp common stock for each share of Island.

(2) Includes 1050 shares owned by Mr. Bronstien's spouse for which Mr. Bronstien disclaims beneficial ownership.

(3) Includes 25,200 shares owned by The Residual Trust U/W Paul L. Maddock of which Mr. Maddock is a co-trustee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Bancorp's directors, principal officers and their affiliates, including corporations and firms of which they are officers or in which they or their families have an ownership interest, are customers of 1st United. These persons, corporations and firms have had transactions in the ordinary course of business with 1st United, including borrowings of material amounts, all of which, in the opinion of Bancorp's management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. The approximate total amounts of such indebtedness at December 31, 1996 and 1995 were $11.3 million and $13.3 million, respectively. During 1996, $2.7 million in new loans were made, and principal repayments totaled $4.7 million. The largest aggregate amount of indebtedness outstanding to directors, officers and principal shareholders as a group during 1996 was $14.0 million. All loans to directors are current and performing according to their original terms.

     To facilitate the acquisition of The American Bancorporation of the South, certain of the directors of Bancorp and senior management of 1st United committed to loan Bancorp $2.5 million. On January 4, 1996, Bancorp borrowed approximately $2.1 million from these individuals at a 10% annual interest rate, payable quarterly, with the entire outstanding principal balance due in one year. These loans were repaid on May 1, 1996. Bancorp paid a 1% commitment fee and 1% funding fee to these individuals and also has the option of extending the maturity dates of these notes for five one-year terms.

     1st United leases its main office and operations center from a partnership controlled by Mr. Anthony Comparato. 1st United has obtained an independent appraisal that indicates that the lease is on competitive terms. 1st United occupies approximately 8,000 square feet on the first floor and approximately 2,200 square feet on the second floor of the Compson Financial Center, a four-story, 90,000 square foot office building located on U.S. Highway No. 1, a busy commercial thoroughfare. The operations/data processing center is located on the second floor. The office currently has two drive-thru teller lanes with the capacity to expand to three lanes.

     The initial first floor lease commenced in December 1987 with an initial term of ten years and two, five-year renewal options. Beginning January 1, 1988, building rent was payable at $11,238 per month plus operating expenses, with scheduled rent increases of 5% annually. The operations center lease commenced on December 7, 1991, for an initial six-year term. Lease payments for the main office and operations center for the year ended December 31, 1996 and 1995 were $330,000 and $296,000, respectively.

     Bancorp obtains its property and casualty, group health and life and workers compensation insurance through Mr. Billie H. McCutchen, President, Hogg Robinson of Florida, Inc., a national insurance broker. In 1996 and 1995, Bancorp expensed approximately $750,000 and $706,000, respectively, for premiums for this insurance.

     Bancorp believes that all of the above transactions were on terms as favorable as could have been obtained, under similar circumstances, from unaffiliated third parties.

                    COMPENSATION OF DIRECTORS AND OFFICERS

     The following table sets forth the cash and non-cash compensation paid by Bancorp during 1996, 1995 and 1994 for services rendered by the CEO and other executive officers who received greater than $100,000 in compensation for each year.


                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                               ANNUAL COMPENSATION                SHARES
                                                   ------------------------------------------   UNDERLYING    ALL OTHER(5)
NAME                      CAPACITY WHICH SERVED     YEAR     SALARY      BONUS       OTHER       OPTIONS      COMPENSATION
----------------------- -------------------------- ------- ----------- ----------- ---------- --------------- --------------
Warren S.
Orlando(1)(2)            President, CEO,             1996   $210,000    $324,000    $30,000            0      $166,950
                         Director of Bancorp         1995   $200,000    $192,000    $30,000            0      $  8,500
                         and 1st United Bank         1994   $189,000    $115,000    $25,000            0      $  6,000

John Marino(3)           Treasurer of Bancorp        1996   $130,000    $ 65,900    $ 8,000       10,000      $105,000
                         and CFO and Executive       1995   $116,000    $ 33,900    $ 8,000       20,000      $  5,000
                         V.P. of 1st United Bank     1994   $ 98,000    $ 23,000    $ 8,000       15,000      $  3,000

Ward Kellogg(3)(4)       Chief Credit Officer        1996   $105,000    $ 42,780    $ 8,000        7,500      $ 68,000
                         and Executive V.P. of       1995   $ 93,000    $ 23,250    $ 8,000            0      $  4,000
                         1st United Bank             1994   $ 85,000    $ 12,750    $ 8,000        3,000      $  3,000

Walter Mortimer(3)(4)    Chief Operating Officer     1996   $ 94,000    $ 35,000    $ 8,000            0      $ 53,500
                         and Executive V.P. of       1995          -           -          -            -             -
                         1st United Bank             1994          -           -          -            -             -

Dana Kilborne(3)(4)      Asset Development First     1996   $ 90,000    $ 27,000    $ 8,000        6,000      $ 35,500
                         Senior Vice President       1995          -           -          -            -             -
                                                     1994          -           -          -            -             -

----------------

(1) Pursuant to Mr. Orlando's employment agreement, his cash compensation consists of a current $210,000 annual salary plus a bonus equal to 2.5% of 1st United's net pre-tax income. In the event of voluntary termination resulting from a change in control, he is entitled to a single payment of $250,000. In the event of termination by Bancorp not "for cause," he is entitled to a single payment equal to 2.99 times his then applicable annual salary.

(2) Other annual compensation includes premiums on a $500,000 term life insurance policy, company car (including expenses), and two club memberships.

(3) Other annual compensation includes a company car.

(4) Ms. Kilborne received less than $100,000 in compensation for 1995 and 1994. Mr. Mortimer became employed with 1st United in January 1996 therefore compensation of 1995 and 1994 are not applicable.

(5) All other compensation represents 1st United's match to the Company's 401K plan and an accrual for performance units issued in 1996 under the Incentive Plan.

     As Chairman of the Board, Mr. Anthony Comparato receives fees of $2,500 per month. In addition, Mr. Comparato receives a club membership of which Bancorp pays approximately $2,000 annually, and a leased vehicle on which Bancorp pays approximately $700 monthly. Directors' fees of $2,000 annually and $300 per regular Board of Directors meeting, $250 per Finance and Executive Committee meeting, and $150 for each other committee meeting were paid to the other directors (except Messrs. Orlando and Anthony Comparato) during 1996.

STOCK OPTIONS

     Bancorp has a stock option plan (the "Plan") for key employees and directors. The maximum number of shares of Common Stock that can be issued under the Plan are 200,000 shares. Options are issued at an exercise price equal to the fair value of Bancorp Common Stock on the date of issuance. Administration of the Plan rests with the Compensation Committee of the Board of Directors. At

December 31, 1996, options to purchase 173,400 shares of Bancorp Common Stock at prices between $3.33 and $8.00 per share had been granted under the terms of the Plan. The plan automatically expired in May 1996 and no additional options will be issued under the plan. No options have been exercised to date.

     Bancorp granted its Chief Executive Officer, Warren S. Orlando, an option outside the Plan to purchase 175,228, at a price of $3.33 per share Mr. Orlando exercised 150,000 of these options in 1996. The remaining options expire in 2001. Bancorp has also granted Mr. Orlando additional options to purchase 148,900 shares of Bancorp common stock. These additional options expire October 1, 2001 and are exercisable at $3.70 per share.

     In June 1994, Bancorp granted John Dorland, former president of Suburban Bankshares and former president of Suburban Bank, options outside the Plan to purchase 41,300 shares of Bancorp Common Stock at a price of $4.50 per share. 20,000 options were exercised in 1996. The remaining options expire on June 3, 1997. Stock Options held at December 31, 1996

     The following table sets forth certain information concerning the number of stock options held by the CEO or the executive officers as of December 31, 1996 and the value as of December 31, 1996 of the in-the-money options outstanding as of such date.

                                                                                                       PRE TAX
                                                                       NUMBER OF                 VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                                 AT DECEMBER 31, 1996          AT DECEMBER 31, 1996(1)
                                                            ------------------------------- -------------------------------
                            SHARES ACQUIRED      VALUE
NAME                          ON EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------- ------------------ ------------- -------------- ---------------- -------------- ---------------
Warren S. Orlando   ......       150,000       $1,000,500       174,128              -        $1,628,097             -
John Marino   ............             0                0        35,000         25,000        $  283,107       $160,757
Ward Kellogg  ............             0                0        21,900          6,000        $  193,000       $ 32,750
Dana Kilborne    .........             0                0        13,000          5,000        $  112,530       $ 27,750
Walter Mortimer  .........             0                0             0              0                 0              0

----------------

 (1) Based on the closing price of $13.00 of Bancorp Common Stock on December 31, 1996 as reported by NASDAQ.

STOCK OPTION GRANTS IN 1996

                                                                                                     POTENTIAL REALIZED
                                                                                                   VALUE AT ASSUMED ANNUAL
                                                 % OF TOTAL                                          RATE OF STOCK PRICE
                                                 % OF TOTAL                                        APPRECIATION FOR OPTION TE
                                               OPTIONS GRANTED                                     --------------------------
                            NUMBER OF           TO EMPLOYEES        EXERCISABLE      EXPIRATION
                         OPTIONS GRANTED          IN 1996             PRICE            DATE          5%           10%
                         ------------------   ------------------   --------------   ------------   ----------   ----------
John Marino  .........         10,000                     34%            $8.00       2/1/2006        $50,300    $127,400
Ward Kellogg    ......          7,500                     25%            $8.00       2/1/2006        $37,700    $ 96,000
Dana Kilborne   ......          6,000                     20%            $8.00       2/1/2006        $30,000    $ 76,000

                            LONG TERM INCENTIVE PLAN

     In April, 1996, the shareholders of Bancorp approved the 1996 Senior Management Long-Term Performance Incentive Plan (the "Incentive Plan").
Under the Incentive Plan, the Board can grant up to 600,000 Performance Share units which entitle its holder to be paid, on the third anniversary of the grant date, in cash for each unit an amount equal to the difference of the fair market value of Bancorp's common stock on the grant date and the fair value on the third anniversary of the grant date. During 1996 the Board granted 100,000 Performance Share Units to management. On the grant date the fair market value of Bancorp's common stock was $8.50. The holders of such performance units have agreed, subject to shareholder approval of the 1997 Plan, to relinquish any and all such performance units in exchange for options to purchase in the aggregate 100,000 shares of common stock under the 1997 Plan.

     The following table sets forth certain information related to the number of units granted to named executives in 1996.

                                 NUMBER OF            PERIOD
 NAME                        PERFORMANCE UNITS      UNTIL PAYOUT
--------------------------   --------------------   --------------
 Warren S. Orlando  ......          35,000              5/1999
 John Marino  ............          22,000              5/1999
 Ward Kellogg ............          14,000              5/1999
 Walter Mortimer .........          11,000              5/1999
 Dana Kilborne   .........           7,000              5/1999

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for overseeing the various compensation programs of Bancorp and Bank. During 1996, the Compensation Committee was comprised of non-employee directors Thomas L. Delaney, Herman M. Jeffer, Harvey S. Klein, Donald Vinik, and Frank J. Zappala, Chairman. See the first two paragraphs under "Certain Relationships and Related
Transactions" for a discussion of transactions between Bancorp and certain of the individual director's comprising the Compensation Committee.

COMPENSATION COMMITTEE REPORT

     The following report is submitted by the members of the Compensation Committee with respect to the executive compensation policies established by the Compensation Committee and approved by the Board of Directors of Bancorp.

COMPENSATION PHILOSOPHY:

     In establishing and evaluating the effectiveness of the compensation programs for executive officers, as well as other employees of Bancorp, the Compensation Committee is guided by three basic principles.

- The Company must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

- Bonus compensation for executive officers should be tied to the Company's performance and financial condition, which is measured in terms of the Company's profitability, growth and asset quality.

- The financial interests of the Company's executives should be aligned with the financial interests of the shareholders, primarily through stock option grants, performance units, and other compensation programs which reward executives for improvement in operation results and in the market performance of the Company's common stock.

     The three components on executive compensation are:

     A. BASE COMPENSATION-The Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. However, base salaries have become only one element in the total executive officer compensation package as the Company has introduced pay-for-performance programs over the past three years. As such, no base salary increases for any executive were made at the end of 1996 for 1997.

     The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Committee has defined the labor market as the pool of executives who are currently employed in similar positions in public companies with similar size and market capitalization, with a special emphasis placed on salaries paid by companies that constitute public company commercial banks with greater than $500 million in assets
("Commercial Bank Index"). Market information is used as a frame of reference for annual salary adjustments and starting salaries. The base compensation for the named executive officers as compared to similar executives within the Commercial Bank Index is within acceptable limits.

     The Committee makes salary decisions in a structured annual review. The CEO provided input and recommendations for all executive officers exclusive of himself. The Committee views work performance as the single most important measurement factor. Additionally, the executive's professional development, readiness for other and broader responsibilities in the organization and overall contribution to the management and the success of the business are considered. The Corporation's overall success, coupled with achievements against functional/business unit and individual business goals, primarily determines the Committee's salary adjustment decision. To help quantify these measures, the Committee has, from time to time, enlisted the assistance of compensation and benefits consultants.

     B. ANNUAL INCENTIVE-The non-CEO named executives participate in the Executive Bonus Program (the "Program"). The Program provides cash bonuses based on achievement or exceeding of goals established for Earnings Per Share ("EPS"), Return on Equity ("ROE"), Return on Assets ("ROA"), the Company's efficiency ratio and non performing loans and other real estate ("Non Performing Assets"). These goals are established by the Board after considering current economic conditions. peer group information and Bancorp's historical results. For 1996, the Committee established a range of specific achievement levels for each of these measures. If the minimum threshold performance was not achieved, no bonus would be paid. If performance exceeded the threshold level of performance, actual awards would be proportionally greater, in line with actual performance up to the defined maximum award amount. The qualitative measures are weighted to determine the range of bonuses for each executive officer in the program. The high end range of bonuses as a percentage of the executives base salary was between 27% and 50% depending on the individual's overall responsibility and position with the organization.

     Once the range category is established for the executive, the CEO recommends to the Compensation Committee the bonus percentage for the executive within the range. The CEO uses both subjective and quantitative measures to determine the bonus percentage of the executive. Quantitative measures are determined in accordance with the executive's job responsibility.

     The Committee has established objective performance goals for annual incentive bonuses for the officers named in the Summary Compensation Table but has reserved the discretion to reduce or eliminate the amount payable even if the performance goals are in fact attained. Accordingly, it is believed that any bonuses paid upon attainment of these performance goals will be deductible for Federal income tax purposes.

     LONG TERM INCENTIVE COMPENSATION-Bancorp's 1996 Senior Management Long
Term Performance Incentive Plan ("Incentive Plan") and 1993 Stock Option
Plan ("Option Plan") provide that long term performance awards and stock options may be granted ("Grants") to individuals who contribute to the management, growth and profitability of Bancorp. Subsequent to 1993, Bancorp issued non-qualified stock options to its executive officers other than the CEO under the Option Plan. Options were issued at the fair market value of Bancorp common stock and provided for a 3 year vesting period. Stock options are designed to align executives' interests with those of shareholders. Grants of options 100% vest after three years. The granting of options at fair market value with a 3-year vesting requirement provides an incentive for the executive to increase shareholder value over the long term since no benefit from the options can be realized unless stock price appreciation occurs. During 1996 32,500 options were issued to executives other than the CEO. The Committee issued these options based on the executives subjective overall responsibility and position with the organization. In deciding on stock option awards for eligible participants, the Committee did not currently consider the total number of outstanding options held by a participant nor the number of shares held by the participant. The Committee has not canceled or repriced any prior stock option grants. The Option Plan automatically terminated in May 1996.

     In April 1996 the shareholders of Bancorp approved the Incentive Plan. Under the Incentive Plan, the Committee can issue up to 600,000 "performance units" to the senior management of 1st United. A grant of a "performance unit" entitles the holder to be paid an amount in cash equal to the fair market value of Bancorp common stock on the date of exercise less the fair market value of the common stock on the date of issuance. In May of 1996, the Committee issued 100,000 units to executive officers with a fair value of $8.50 per unit on the date of issuance. 35,000 units were issued to the CEO and the remaining were distributed to the Senior Management Team. The size of the award can vary from year to year based on corporate and individual performance. Corporate performance is usually gauged in terms of net income, per share earnings growth and overall growth of Bancorp, although other financial measures and performance comparisons within a peer group may also be considered. In the event of poor corporate performance or poor individual performance, the Committee can elect to make no award. If corporate and/or individual performance exceeds expectations, the Committee may grant larger than typical awards.

     In March 1997, the Committee and the Board approved the establishment of the 1997 Key Employees' Stock Option Plan (the "1997 Plan"). The 1997
Plan replaces the Option Plan which automatically terminated in May 1996. Under the 1997 Plan, the Board can issue up to 600,000 non-qualified or incentive stock options to the senior management of 1st United. Options issued under the 1997 Plan will be at the fair market value of Bancorp common stock as determined by the 1997 Plan and provide for a three year vesting period. The granting of these options at fair market value with a three year vesting requirement provides an incentive for the executive to increase shareholder value over the long term since no benefit from the options can be realized unless stock price appreciation occurs prior to such three year period. Options will be issued based on the executives subjective overall responsibility and position with Bancorp.

     If the 1997 Plan is approved by the shareholders the Committee has determined that no additional performance units will be issued under the Incentive Plan. The Committee has determined, that, based on the accounting and tax treatment afforded to stock options and other benefits, stock options are a preferred method for providing a long term incentive to senior management.

     The Company believes that stock options granted under the Option Plan, 1997 Plan and performance units issued under the Incentive Plan qualify as "performance-based compensation" under Section 162(m) of the Internal
Revenue Code, and the Company does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.

     CEO COMPENSATION-The Company has an employment agreement (the
"Agreement") dated September 1, 1991, with its CEO for a period of three years subject to termination under certain circumstances. Unless otherwise agreed to by the parties, the term of the agreement is automatically extended each year for an additional year. The agreement provides for a severance payment to the individual equal to 2.99 times his then annual salary if his termination is for other than "for cause". In addition, in the event of voluntary termination resulting from a change of control, the CEO is entitled to a single payment of $250,000. Substantially all of the terms of the Agreement were included in Mr. Orlando's original employment agreement dated October 16, 1986 which was signed prior to the opening of 1st United. Mr. Orlando is one of the original organizers and founders of 1st United.

     The Agreement provides for a base salary and an annual bonus of 2.5% of 1st United's pretax earnings. Mr. Orlando's base salary and bonus for 1996 was $210,000 and $324,000, respectively. The Committee annually evaluates whether to continue Mr. Orlando's Agreement with Bancorp. Factors considered by the Committee include the profitability of the organization, growth, and asset quality and stock appreciation. This evaluation also includes non qualitative evaluation of Mr. Orlando's management of the Company. The Company annually reviews peer group information to determine whether Mr. Orlando's overall cash compensation is consistent with the results of the organization and peer groups. Mr. Orlando's total salary and bonus were within the first quartile of public company commercial banks with assets between $500 million and $1 billion. Correspondingly, Bancorp's results for 1996 were within the first quartile of the same peer group. Mr. Orlando's overall 1996 cash compensation increased 34% over 1995, which compares to a per share earnings growth of 32%, stock appreciation from December 31, 1995 to December 31, 1996 of 64%, and asset growth of 51%.

     In the Agreement, the Company granted Mr. Orlando the option to purchase 175,228 shares of common stock of the Company through October 16, 1997 at an option price of $3.33 per share. If unexercised, the options expire at a rate of 35,046 shares per year beginning October 15, 1997. 150,000 of these options were exercised during 1996. The Company has also granted the chief executive officer additional options to purchase 148,900 shares. These additional options expire October 1, 2001 and are exercisable at $3.70 per share.

   Members of the Compensation Committee:

       Mr. Frank J. Zappala, Chairman
       Mr. Thomas L. Delaney
       Mr. Herman M. Jeffer
       Mr. Harvey S. Klein
       Mr. Donald Vinik

                            STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock over a five-year period with the cumulative shareholder return of (i) a broad equity market index and (ii) a published industry index or a peer group selected by management. The chart below compares total return of the Company's common stock over a five-year period with the total U.S. NASDAQ Index ("NASDAQ Index") and an index based upon public company Banks in the Southeast United States (Southeast Index).

     The performance graph assumes an initial investment of $100 on December 31, 1991. This investment grows each year based on the total shareholder returns of the Company's Common Stock, the NASDAQ Index and the Southeast Index, in each case with dividends reinvested.


INDEX                             12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
-----------------------------------------------------------------------------------------------------------
1ST UNITED BANCORP                 100.00        78.19       140.16       151.62        208.09      350.43
NASDAQ - TOTAL US                  100.00       116.38       133.59       130.59        184.67      227.16
BANKS (SOUTHEAST)                  100.00       137.67       144.61       144.93        217.37      298.39

                             INDEPENDENT AUDITORS

     Ernst & Young LLP has acted as Bancorp's independent auditors for the year ended December 31, 1996. The Audit Committee has not met to select independent auditors for the current year. Representatives from Ernst & Young LLP are expected to be present at the Meeting whereby they will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

                       FUTURE PROPOSALS OF SHAREHOLDERS

     If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 1998 Annual Meeting, please send it to John Marino, Secretary, 1st United Bancorp, 980 N. Federal Highway, Boca Raton, Florida 33432. Proposals must be received no later than December 31, 1997 in order to be eligible for consideration for inclusion in the 1998 Annual Meeting Proxy Statement.

                            ADDITIONAL INFORMATION

     The Company's Annual Report for 1996, including financial statements, has been mailed to all shareholders of record as of March 15, 1997. A COPY OF BANCORP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, AND THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS, WILL BE SENT WITHOUT CHARGE, TO ANY SHAREHOLDER WHO REQUESTS IT IN WRITING BY MAIL OR BY TELEFAX. REQUESTS SHOULD BE ADDRESSED TO JOHN MARINO, TREASURER, 1ST UNITED BANCORP, 980 N. FEDERAL HIGHWAY, BOCA RATON, FLORIDA 33432. FAX (561) 394-0026.

                                 OTHER MATTERS

     The Board does not intend to present any business at the Meeting not described in this Proxy Statement. If any other proposal should be presented at the Meeting, and it is a matter which can properly come before the Meeting, the representatives of the Board named in the enclosed proxy form intend to vote your proxy in accordance with their best judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        John Marino
                                        CORPORATE SECRETARY

                                        April 3, 1997

                                   EXHIBIT A
                              1ST UNITED BANCORP
                    1997 KEY EMPLOYEES' STOCK OPTION PLAN

     1. PURPOSE. The purpose of the 1997 Key Employees' Stock Option Plan ("Plan") of 1st United Bancorp (the "Company") is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in the employ or other service of the Company and its Subsidiaries, and to provide a means whereby those key persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareholders and these key persons.

     A further purpose of the Plan is to provide such key persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. The Plan provides for granting Incentive Stock Options and Non-Qualified Stock Options to eligible participants.

     2. DEFINITIONS. The following definitions shall be applicable throughout the Plan.

      (a) "Award" shall mean, individually or collectively, any Incentive Stock Option or Non-
Qualified Stock Option.

      (b) "Board" shall mean the Board of Directors of the Company.

      (c) "Change in Control" shall, unless the Board otherwise directs by resolution adopted prior thereto, be deemed to occur if (i) any "person"
(as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), directly or indirectly, of twenty-five percent (25%) or more of the voting stock; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors ("Voting Stock") prior to said combination, own fifty percent (50%) or more of the resulting entity's Voting Stock shall not, by itself, be considered a Change in Control.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

      (e) "Committee" shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board, each member of which shall be a Non-Employee Director and which shall be the administrative committee for the Plan. In the absence of such committee, the Board shall serve as the Committee.

      (f) "Common Stock" shall mean the Common Stock of the Company, $0.01 par value per share.

      (g) "Company" shall mean 1st United Bancorp, a Florida corporation.

      (h) "Date of Grant" shall mean the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

      (i) "Eligible Employee" shall mean any person regularly employed by the Company or a Subsidiary on a full-time salaried basis who satisfies all of the requirements of Section 6 hereof.

      (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (k) "Fair Market Value" shall mean (i) the average of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the last reported sale price of the Common Stock on the NASDAQ National Market List for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities for the ten (10) trading days immediately preceding the date of determination, if the Common Stock is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly-traded at the time an option is granted under the Plan, "Fair Market Value" shall be deemed to be the fair value of the Common Stock as determined by the Compensation Committee of the Board of the Company (the
"Committee") after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

      (l) "Holder" shall mean a Participant who has been granted an Option.

      (m) "Incentive Stock Option" shall mean an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.

      (n) "Non-Employee Director" shall mean a director of the Company who:

       (i) Is not currently an officer of the Company or any of its parents or Subsidiaries, or otherwise is not currently employed by the Company or any of its parents or Subsidiaries;

       (ii) Does not receive compensation, either directly or indirectly, from the Company or any of its parents or Subsidiaries, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act;

       (iii) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act;

       (iv) Is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K promulgated under the Exchange Act; and

       (v) Is an "outside director" within the meaning of Section
162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(3).

      (o) "Non-Qualified Stock Option" shall mean an Option granted by the Committee to a Participant under the Plan which is not designated by the Committee as an Incentive Stock Option.

      (p) "Option" shall mean an Award granted under Section 7 of the Plan.

      (q) "Option Period" shall mean the period described in Section 7(d).


      (r) "Participant" shall mean a person who has been selected to participate in the Plan and to receive an Award pursuant to Section 6. Participants are limited to Eligible Employees.

      (s) "Plan" shall mean the 1997 Key Employees' Stock Option Plan of 1st United Bancorp.

      (t) "Securities Act" shall mean the Securities Act of 1933, as amended.

      (u) "Stock" shall mean the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.

      (v) "Subsidiary" shall mean any corporation which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

     3. EFFECTIVE DATE, DURATION AND SHAREHOLDER APPROVAL. Subject to the approval of this Plan by the shareholders of the Company at a duly convened meeting of shareholders, the Plan shall become effective on the date of approval by the Board, and no further Awards may be made after December 31, 2006.

     The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

     4. ADMINISTRATION. The Committee shall administer the Plan. The Committee shall consist of at least two (2) members, each of whom shall be a Non-Employee Director. A majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

     Subject to the provisions of the Plan, the Committee shall have exclusive power to:

      (a) Select the persons to be Participants in the Plan;

      (b) Determine the nature and extent of the Awards to be made to each Participant;

      (c) Determine the time or times when Awards will be made;

      (d) Determine the conditions to which the payment of Awards may be subject;

      (e) Prescribe the form or forms evidencing Awards; and

      (f) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options or Non-
Qualified Stock Options awarded by the Committee to each Participant, and the expiration date of each such Award.

     The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

     5. GRANT OF OPTIONS; SHARES SUBJECT TO THE PLAN. The Committee may, from time to time, grant Awards of Options to one or more Participants; provided, however, that:

      (a) Subject to Section 9, the aggregate number of shares of Stock made subject to Awards may not exceed six hundred thousand (600,000);

      (b) Such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash. In the event any Option shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan to the fullest extent permitted by the Exchange Act (if applicable at the time); and

      (c) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or may be purchased on the open market or by private purchase at prices no higher than the Fair Market Value at the time of purchase.

     6. ELIGIBILITY. Participants shall be limited to officers and employees of the Company and its Subsidiaries, in each case who have received written notification from the Committee or from a person designated by the Committee that they have been selected to participate in the Plan.

     7. STOCK OPTIONS. One or more Incentive Stock Options or Non-Qualified Stock Options can be granted to any Participant; provided, however, that Incentive Stock Options may be granted only to Eligible Employees and Non-Employee Directors. Each Option so granted shall be subject to the following conditions.

      (a) OPTION PRICE. The option price ("Option Price") per share of
Stock shall be set by the Committee at the time of grant but shall not be less than (i) in the case of an Incentive Stock Option, the Fair Market Value of a share of Stock at the Date of Grant, and (ii) in the case of a Non-Qualified Stock Option, the par value per share of Stock.

      (b) MANNER OF EXERCISE AND FORM OF PAYMENT. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised, or, in the discretion of the Committee, either (i) in other property having a Fair Market Value on the date of exercise equal to the Option Price, or (ii) by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price.

      (c) STOCK OPTION AGREEMENT. Each Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the Holder of the Option containing such provisions as may be determined by the Committee, but shall be subject to the following terms and conditions.

       (i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof, except as otherwise determined by the terms of the Stock Option Agreement.

       (ii) Each share of Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option lapses.

       (iii) Options shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by him or her.

       (iv) Each Option shall become exercisable by the Holder in three equal installments over a three-year period, with the first vesting to occur upon the first anniversary of the date of the Stock Option Agreement and with subsequent vestings to occur on the second and third anniversaries of the date of the Stock Option Agreement; provided, however, that the Holder is an employee of the Company or a subsidiary on each such anniversary dates.

       (v) Each Stock Option Agreement may contain an agreement that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

      (d) OTHER TERMS AND CONDITIONS. An Option granted pursuant to the Plan shall become exercisable and shall lapse in such manner and within such period or periods ("Option Period"), not to exceed ten (10) years from its Date of Grant (or such shorter time period as may be otherwise specified herein), and shall contain such other terms and conditions, all of which shall not be inconsistent with the Plan, as provided in the Stock Option Agreement to be entered into in connection with the grant of such Option.

      (e) GRANTS TO 10% HOLDERS OF COMPANY VOTING STOCK. Notwithstanding Sections 7(a) and 7(d), if an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of the Company and its Subsidiaries, the period specified in the Stock Option Agreement for which the Option thereunder is granted and at the end of which such Option shall expire shall not exceed five (5) years from the Date of Grant of such Option and the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

      (f) LIMITATION. To the extent the aggregate Fair Market Value (as determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds One Hundred Thousand Dollars ($100,000), such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

      (g) VOLUNTARY SURRENDER. The Committee may permit the voluntary surrender of all or any portion of any Non-Qualified Stock Option granted under the Plan to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at the Option Price, during the exercise period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the Option Price, exercise period, or any other terms and conditions of the Non-Qualified Stock Option surrendered.

      (h) ORDER OF EXERCISE. Options granted under the Plan may be exercised in any order, regardless of the Date of Grant or the existence of any other outstanding Option.

      (i) NOTICE OF DISPOSITION. Participants shall give prompt notice to the Company of any disposition of Stock acquired upon exercise of an Incentive Stock Option if such disposition occurs within either two (2) years after the Date of Grant of such Option and/or one (1) year after the receipt of such Stock by the Holder.

     8. GENERAL.

      (a) ADDITIONAL PROVISIONS OF AN AWARD. The award of any benefit under the Plan may also be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares acquired under any form of benefit, provisions giving the Company the right to repurchase shares acquired under any form of benefit in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements.

      (b) PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of stock which are subject to Options hereunder until such shares have been issued to that person upon exercise of an Option according to its terms.

      (c) GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register under the Securities Act any of the shares of Stock issued under the Plan. If the shares issued under the Plan may in certain circumstances be exempt from registration under the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

      (d) TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards, to the extent paid in cash, all federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Stock, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner at least six months prior to the date such tax obligation is determined.

      (e) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No employee or other person shall have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

      (f) CONDITIONS. Each Participant to whom Awards are granted under the Plan shall be required to enter into a Stock Option Agreement in a form authorized by the Committee, which may include provisions that the Participant shall not disclose any confidential information of the Company or any of its Subsidiaries acquired during the course of such Participant's employment.

      (g) PAYMENTS TO PERSONS OTHER THAN PARTICIPANTS. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

      (h) NO LIABILITY OF COMMITTEE MEMBERS. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith; PROVIDED, HOWEVER, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      (i) GOVERNING LAW. The Plan will be administered in accordance with federal laws, or in the absence thereof, the laws of the State of Florida.

      (j) FUNDING. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

      (k) NONTRANSFERABILITY. A person's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

      (l) RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

      (m) RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided.

      (n) EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

      (o) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

      (p) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

     9. CHANGES IN CAPITAL STRUCTURE. Awards of Options and any agreements evidencing such Awards shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company, by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any adjustment in Incentive Stock Options under this Section 9 shall be made only to the extent not constituting a" modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 9 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

     10. EFFECT OF CHANGE IN CONTROL.

      (a) In the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder or by the Committee with respect to an Award of Options, an Option shall become immediately exercisable for such period of time specified in the Optionee's Stock Option Agreement with respect to one hundred percent (100%) of the shares subject to such Option.

      (b) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participant's rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

     11. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

     12. AMENDMENTS AND TERMINATION. The Board may at any time terminate the Plan. With the express written consent of an individual Participant, the Board may cancel or reduce or otherwise alter the outstanding Awards thereunder if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further shareholder approval, the Board shall not:

      (a) Increase the maximum number of shares of Common Stock which may be issued on exercise of Options except as provided in Section 9 of the Plan;

      (b) Change the maximum Option Price;

      (c) Extend the maximum Option Term;

      (d) Extend the termination date of the Plan; or

      (e) Change the class of persons eligible to receive Awards under the Plan.

                               1ST UNITED BANCORP
                  980 N. FEDERAL HIGHWAY, BOCA RATON, FLORIDA
                                     PROXY
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 1997
          THIS PROXDY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES
                 LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.


The undersigned hereby appoints Anthony Comparato, Thomas L. Delaney, and Donald Vinik (or a majority of them or if only one be present and acting, that one), as Proxies of the undersigned, each with power of substitution, to vote as designated on the reverse all of the Common Stock held of record by the undersigned on March 15, 1997 at the Annual Meeting of Shareholders of 1st United Bancorp to be held at the Boca Raton Marriott, Boca Raton, Florida on April 29, 1997 at 2:00 p.m. (Florida Time), and any adjournments or postponements thereof.


                          (CONTINUED ON REVERSE SIDE)




A [ X ] PLEASE MARK YOUR
        VOTE AS IN THIS
        EXAMPLE.

          FOR all nominees            WITHHOLD AUTHORITY         Nominees: A.L. Andreozzi, James B. Baer,
      listed at right (Except as        for all nominees         James D. Beaty, Roger G. Bond, Anthony
     marked to the contrary below)      listed at right          Comparato, Robert Comparato, Mario A.
                   ---------                 --------            Difederico, J. Herman Dance, Ronald A.
1. ELECTION OF                                                   David, Thomas L. Delaney, David B. Dickerson,
   DIRECTORS                                                     Thomas J. Hanford, Herman M. Jeffer, Maxwell C.
                   ---------                 --------            King, Harvey S. Klein, Billie H. McCutchen,
INSTRUCTION: To withold authority to vote for any                Warren S. Orlando, Lindsey R. Perry, Edward
Individual nominee, strike a line through the                    Sasso, Harold Toppel, Dean Vegosen, Donald Vinik,
nominee's name in the list at right.                             Edward L. Bronstien, Paul L. Maddock, Jr. and
                                                                 G. Robert Sheetz.

                                        FOR       AGAINST        ABSTAIN
2. Ratification and Approval of       ------      ------         ------
   Bancorp's 1997 Key Employees'
   Stock option Plan.                 ------      ------         ------

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stock holder.

A PROPERLY EXECUTED PROXY, WHICH DOES NOT INDICATE THE MANNER IN WHICH
THE SHARES ARE TO BE VOTED AND DOES NOT WITHHOLD AUTHORITY TO VOTE FOR
THE NOMINEES LISTED AT LEFT, WILL BE DEEMED TO GRANT AUTHORITY TO VOTE
FOR THE NOMINEES.

SIGNATURE                                                                               DATE
         -------------------------------------    -----------------------------------        --------------
                                                     SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears hereon. When shares are held by ___ tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President, or other authorized officer. If a partnership please sign in a partnership name by authorized person.